Exhibit 2.2

                           AGREEMENT & PLAN OF MERGER

Dated October 28, 1997 between LCS GOLF, INC. a Delaware Corporation, (hereafter referred to as the "surviving corporation"), and LCS GOLF, INC., a Corporation formed and duly existing under the laws of New York, (hereinafter referred to as the "absorbed corporation".)

                                  STIPULATIONS

A. Surviving corporation organized and existing under the laws of the State of Delaware, with it's principal office at 24 East 12th Street, Suite 403, New York 10003.

B. Surviving corporation has a capitalization of 20 million shares of common stock {$0.001 par value common stock, of which 10,279,216 share are issued and outstanding}.

C. Absorbed corporation is a corporation organized and existing under the laws of the State of New York, with it's principal office at 24 East 12th Street, Suite 403, New York, New York 10003.

D. Absorbed corporation has an authorization pursuant to the Business Corporation Law of the State of New York to issue 2,000,000 common shares, $0.01 par value; of which 850,000 common shares are issued and outstanding.

E. The Board of directors of the surviving and absorbing corporations deem it desirable and in the best business interests of the corporations and their shareholders that LCS GOLF, INC. (New York) be merged into LCS GOLF, INC. (Delaware) pursuant to the provisions of The General Corporation Law of Delaware in order that the transaction qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1954, as amended.

In consideration of the mutual covenants, and subject to the terms and conditions hereafter set forth, and for good and valuable consideration, the amount, receipt and sufficiency of which are hereby acknowledged, the surviving and absorbed corporations agree as follows:

SECTION ONE. Merger. Absorbed corporation shall merge with and into LCS GOLF, INC. (Delaware), which shall be the surviving corporation.

SECTION TWO. Terms and Conditions. On the effective date of the merger, the separate existence of the absorbed corporation shall cease, and the surviving corporation shall succeed to all the rights, privileges, immunities, and franchise, and all the property, real, personal, and mixed of the absorbed corporation, without the necessity for any separate transfer. The surviving corporation shall thereafter be responsible and liable for all liabilities and obligations of the absorbed corporation, and neither the rights of creditors nor any liens on the property of the absorbed corporation shall be impaired by the merger. Further, the capitalization of the surviving company shall not be reduced as a result of the merger.

SECTION THREE. Conversion of Shares. The manager and basis of converting the shares of the absorbed corporation into shares, rights, obligations and other securities of the surviving corporation is as follows: LCS GOLF, INC. (Delaware) shall issue 850,000 shares of their common stock to the absorbed corporation to be distributed amongst it's stockholders, on a one-share-for-one-share basis.

(a) The conversion shall be effected as follows: After the effective date of the merger, each holder of certificates for shares of shares of common stock in the absorbed corporation shall surrender them to the surviving corporation or it's duly appointed agent, in such a manner as the surviving corporation shall legally require. On receipt of such share certificates, the surviving corporation shall issue and exchange therefor certificates for shares of common stock in the surviving corporation, representing the number of shares of such stock to which such holder is entitled as provided above. The surviving corporation shall issue to an agent for the holders otherwise entitled to

(Section 3. (a) Continued): fractional shares interests, and the agent shall sell such whole shares, and pay over the proceeds to the shareholders entitled thereto in proportion to their fractional share interest.

(b) Holders of certificates of stock of the absorbed corporation shall not be entitled to dividends payable on shares of stock in the surviving corporation until certificates have been issued to such shareholders. Thereafter, each such shareholder shall be entitled to receive any dividends on shares of stock of the surviving corporation issuable to them hereunder which may have been declared and paid between the effective date of the merger and issuance to such shareholders of the certificate for his or her shares in the surviving corporation.

SECTION FOUR. Change in Articles of Incorporation. The articles of incorporation of the surviving corporation shall continue to be its articles of incorporation following the effective date of the merger.

SECTION FIVE. Change in Bylaws. The bylaws of the surviving corporation shall continue to be its bylaws following the effective date of the merger.

SECTION SIX. Directors and Officers. The directors and officers of the surviving corporation on the effective date of the merger shall continue as the directors and officers of the surviving corporation for the full unexpired terms. No seats on the board of directors of the surviving corporation shall be provided to the absorbed corporation.

SECTION SEVEN. Prohibited Transactions. Neither of the corporations shall, prior to the effective date of the merger, engage in any activity or transaction other than in the ordinary course of business, except that the absorbed and surviving corporations may pay regular quarterly dividends on their outstanding common shares and take all action necessary or appropriate under the laws of the States of Delaware and New York at meetings to be held on or before the date of merger, or at such other times as to which the boards of directors of the corporations may agree.

SECTION EIGHT. Effective Date of Merger. The effective date of this merger shall be the date when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware.

SECTION NINE. Abandonment of Merger. This plan of merger may be abandoned by action of the board of directors of either the surviving or the absorbed corporation at any time prior to the effective date on the happening of any of the following events:

(a) If the merger is not approved by the stockholders of either the surviving or the absorbed corporation on or before January 30, 1998.

(b) If, in the judgment of the board of directors of either the surviving or the absorbed corporation, the merger would be impracticable because of the number of dissenting shareholders of the absorbed corporation asserting appraisal rights under the laws of the State of New York.

(c) If any material action or proceeding is instituted or threatended against either of the corporations or their assets.

(d) If, between the date of this agreement and the effective date of the merger, there has been, in the opinion of such board of directors, a material adverse change in the business of financial condition of or affecting either of the corporations.

(e) If, on or before the effective date of the merger, the Commissioner of the Internal revenue Service has failed or refused to rule, in substance, that the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1954, and that no gain or loss will be recognized to the stockholders of the corporations on the exchange of their stock for the common stock of the surviving corporation.

(f) If any of the corporations shall have engaged in any transaction prohibited by this agreement.

SECTION TEN. Execution of Agreement. This plan of merger may be executed in any number of counterparts, and each such counterpart shall constitute an original instrument. Facsimile signature shall be deemed acceptable.

Executed on behalf of the corporations by their officers, sealed with their corporate seals, and attested by their respective secretaries pursuant to the authorization of their respective boards of directors on the date first above written:


/s/ Michael D. Mitchell
-----------------------------------
LCS GOLF, INC. (New York)
by: Dr. Michael D. Mitchell, President


Attested: /s/ Sandor Engel
          -------------------------
          Sandor Engel, Secretary


/s/ Michael D. Mitchell
-----------------------------------
LCS GOLF, INC. (Delaware)
by: Dr. Michael D. Mitchell, President


Attested: /s/ Sandor Engel
          -------------------------
          Sandor Engel, Secretary

                                State of Delaware

                        Office of the Secretary of State

                        --------------------------------

      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTFIY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER WHICH MERGES:

                    "LCS GOLF, INC.", A NEW YORK CORPORATION

      WITH AND INTO "LCS GOLF, INC." UNDER THE NAME OF "LCS GOLF, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE FOURTH DAY OF NOVEMBER A.D. 1997, AT 9 O'CLOCK A.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


[STAMP] /s/ Edward J. Freel
        -----------------------------------
        Edward J. Freel, Secretary of State

                                     [STAMP]

                              CERTIFICATE OF MERGER

                          OF LCS GOLF, INC. (NEW YORK)

                                      INTO

                            LCS GOLF, INC. (DELAWARE)

The undersigned Corporation,
DOES HEREBY CERTIFY:

FIRST: That the name and jurisdiction of incorporation of each of the constituent Corporations of the merger is as follows:

LCS GOLF, INC. Delaware
LCS GOLF, INC. New York

SECOND: That an Agreement and Plan of Merger between the two Corporations has been approved, adopted, certified, executed, and acknowledged by each of the constituent Corporations in accordance with the requirements of Subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving Corporation is LCS GOLF, INC. a Delaware Corporation.

FOURTH: That the Certificate of Incorporation of LCS GOLF, INC. a Delaware Corporation, shall be the Certificate of Incorporation of the surviving Corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving Corporation.

SIXTH: That a copy of the Agreement and Plan of Merger shall be furnished, without cost, on request to any stockholder of either constituent Corporation.

SEVENTH: The authorized capital stock of each foreign Corporation which is a party to the merger is as follows:

NAME: LCS GOLF, INC. (New York)
TYPE OF SHARES: Common Shares
NUMBER AUTHORIZED: (Authorized to issue 2,000,000 Common shares.)
PAR VALUE: $0.01 for Common shares.

IN WITNESS WHEREOF, sold Corporation has caused this Certificate to be signed by Dr. Michael D. Mitchell, its authorized officer this 28th day of October, 1997.

LCS GOLF, INC.
(A Delaware Corporation)


/s/ Michael D. Mitchell
--------------------------------------
by: Dr. Michael D. Mitchell, President

STATE OF NEW YORK
COUNTY OF NEW YORK

On the 28th day of October, 1997, before me, the undersigned Notary Public in and for the State of New York, personally appeared Dr. Michael D. Mitchell, personally known to me to be the person and officer whose name is subscribed to the foregoing Certificate and acknowledged to me that he executed the same.


/s/ [ILLEGIBLE]
----------------------------
Notary Public [STAMP]